PAUL MATHIESON PROFESSIONAL CONSULTING CONTRACT – JULY 1ST, 2017

I.	PARTIES

The parties to this Professional Consulting Contract (the “Agreement”) are Investment Evolution Corporation, dba Mr. Amazing Loans chartered commercial Consumer Installment Loan Company (the “Consumer Installment Loan Company”), and Paul Mathieson, an individual (“Professional Consultant”).

II.	RECITALS

The Consumer Installment Loan Company is a wholly owned subsidiary of IEG Holdings Corporation (“IEGH”).

IEGH desires to nationally expand the Consumer Installment Loan Company and the Consumer Installment Loan Company desires to hire Professional Consultant to assist IEGH in managing the Consumer Installment Loan Company and also conducting global shareholder services on IEGH’s behalf.

Professional Consultant possesses experience and talents in the management field that will be useful to the Consumer Installment Loan Company in the conduct of its Consumer Installment Loan Company enterprise (the “Business”).

III.	TERMS OF AGREEMENT

A. Engagement. Upon the terms and conditions set forth in this Agreement, the Consumer Installment Loan Company engages Professional Consultant and Professional Consultant agrees to provide services to IEGH and IEC Consumer Installment Loan Company as described herein.

B. Duties of Professional Consultant/Minimum Professional Qualification. Professional Consultant agrees to provide regulatory and management consulting services (“Consulting Services”) as requested by IEGH and/or the Consumer Installment Loan Company and to the satisfaction of IEGH and the Consumer Installment Loan Company, including but not limited to the hiring and compensation of Consumer Installment Loan Company personnel as requested by IEGH, interaction with third party service providers and vendors (such as data processors and insurers) and, as requested by IEGH, other activities that are designed to assist the Consumer Installment Loan Company in conducting business. The parties agree that all Consulting Services shall be performed solely and exclusively by Professional Consultant. Professional Consultant will communicate with IEGH, and if and when designated by IEGH, the management of the Consumer Installment Loan Company, as frequently as is necessary verbally, in person, by e-mail, by mail, and/or by telephone to the satisfaction of IEGH concerning the progress of the Consumer Installment Loan Company’s and IEGH’s regulatory applications and any other material matter concerning IEGH or the organization or Business of the Consumer Installment Loan Company. Professional Consultant will perform such other duties reasonably related to the foregoing duties as are assigned to Professional Consultant by IEGH or, if and when designated by IEGH, the management of the Consumer Installment Loan Company. Professional Consultant agrees that, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement. Professional Consultant will perform the Consulting Services with reasonable diligence, in a professional and workmanlike manner, consistent with the generally accepted standards in the industry, and in compliance with all applicable laws, rules, and regulations.

C. Commencement Date. The term of this Agreement will commence as of July 1st, 2017 (“Commencement Date”), shall continue for a period or not less than One and a Half (1.5) Years, and shall renew automatically for One (1) Year on December 31st every year thereafter unless written notice of termination is provided 30 days prior to the automatic renewal date. The parties agree that Professional Consultant shall commence work under this Agreement on the Commencement Date.

D. Compensation. IEGH shall pay Professional Consultant a sum of One Million, Two Hundred Thousand US Dollars ($1,200,000) annually plus Health Insurance with a discretionary bonus to be determined by the IEGH Board in October of each year beginning in October 2017 for Consulting Services performed pursuant to this Agreement. Fees shall be paid quarterly in advance on July 1st, October 1st, January 1st and April 1st beginning on July 1st 2017. Professional Consultant shall also receive reimbursement for all reasonable expenses incurred for the benefit of the Consumer Installment Loan Company, including but not limited to travel expenses for him and his entourage, hotel expenses, communication, security, relocation and entertainment expenses.

E. Time. Professional Consultant shall be required to devote such time as is necessary to the performance of the Consulting Services.

G. Ownership of Efforts and Records. IEGH shall own the results of and the programs, materials, and ideas generated through Professional Consultant’s efforts undertaken pursuant to this Agreement, and such results, programs, materials, and ideas shall be deemed to be “work for hire” without any further consideration paid to Professional Consultant. All records of the Consumer Installment Loan Company’s regulatory applications and related documents, accounts of possible customers, and any other records and books relating in any manner whatsoever to the possible customers of the Consumer Installment Loan Company, whether prepared by Professional Consultant or otherwise coming into his possession, shall be the exclusive property of Consumer Installment Loan Company regardless of who actually created or originated the original book or record. All such books and records shall be immediately returned to the Consumer Installment Loan Company by Professional Consultant upon the termination of this Agreement.

H. Confidential Information. Without the prior written permission of IEGH in each case, Professional Consultant shall not publish, disclose, or make available to any other person or to any firm, organization, association, or other for-profit or non-profit enterprise, either prior to or during the term, or after the termination, of this Agreement, any information, data, processes, procedures, methods, documentation, records, drawings, designs, specifications, test results, evaluations, and know-how, in any form and whether or not marked or labeled as being confidential or proprietary, that (i) Professional Consultant may obtain or create due to Professional Consultant’s relationship with IEGH or the Consumer Installment Loan Company and (ii) relates to (a) IEGH’s or the Consumer Installment Loan Company’s regulatory applications and related documents, (b) the business of IEGH, (c) the Business of the Consumer Installment Loan Company, or (d) the business of any actual or possible customer, service provider, or vendor of either of them (“Confidential Information”); provided, however, Professional Consultant may use Confidential Information for the benefit of IEGH or the Consumer Installment Loan Company in connection with providing Consulting Services under this Agreement. Professional Consultant shall take reasonable measures to protect Confidential Information from unauthorized access, use and disclosure. Prior to or at the termination of this Agreement, Professional Consultant shall return all documents, files, notes, writings, and other tangible evidence of Confidential Information to IEGH or the Consumer Installment Loan Company, as the case may be.

I.  Miscellaneous.

1. Assignment and Modification. This Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.

2. Further Assurance. From time to time each party will execute and deliver such further instruments and will take such other action as any other party reasonably may request in order to discharge and perform their obligations and agreements hereunder.

3. Form of Documents. All instruments, certificates, and other documents to be executed and delivered under this Agreement by any party to the other party shall be in a form satisfactory to the other party.

4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

5. Entire Agreement. Except as provided herein, this Agreement is the entire agreement between the parties, and hereby supersedes any and all prior written or oral negotiations, and representations, understandings, or agreements between the parties.

6. Governing Law. This Agreement shall be construed in accordance with Nevada law without regard for conflicts of laws principles.

7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

8. Section Headings. The various section headings are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement or any section thereof.

9. Calendar Days; Close of Business. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate on the close of business on that day or date and references to “days” shall refer to calendar days.

10. Notices. All notices, requests, and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given:

If to IEGH, to:

IEG Holdings Corporation

P.O. 30698

Las Vegas, Nevada 89173

(702) 227-5626

or such other address as such party may hereafter specify for this purpose by notice to the other party hereto. All such notices, requests, and other communications shall be deemed effective on the date sent.

11. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

12. Arbitration. Any controversy or claim arising out of or relating to this Consulting Agreement or the breach thereof, shall be settled by arbitration in the County of Clark, State of Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered may be entered is any court having jurisdiction thereof.

K. When Agreement Effective. This Agreement becomes effective as of the Commencement Date.

INVESTMENT EVOLUTION CORPORATION

By:
Name:	Carla Cholewinski
Title:	Chief Operating Officer

PROFESSIONAL CONSULTANT

Paul Mathieson